Exhibit 99.1

For Immediate Release
Thursday, September 5, 2013

RIVER VALLEY FINANCIAL BANK ANNOUNCES
AGREEMENT ON BRANCH PURCHASE

Madison, Indiana – (September 5, 2013) River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank (the “Bank”) based in Madison, Indiana, announced today that the Bank has signed an agreement with Old National Bank (“ONB”) under which the Bank will acquire the deposit relationships, real estate, and fixed assets of ONB’s branch office in Osgood, Indiana.  The Bank will pay the net book value of the real estate, fixed assets, and personal property acquired and assume deposits of the branch customers at closing.  The transaction is subject to regulatory approval and customary closing conditions and is expected to close in the fourth quarter of 2013.

Matthew P. Forrester, the Bank’s President and CEO, stated that he is pleased with the opportunity to provide River Valley Financial Bank’s full-service personal and business banking in Osgood, Indiana, and surrounding communities.  “The acquisition of the Osgood branch will complement our existing branch network and fits into our banking philosophy of serving local communities.  We are excited to be establishing an office in Ripley County, Indiana.”

River Valley Bancorp and River Valley Financial Bank operate from headquarters in Madison, Indiana. River Valley Bank has twelve locations in Madison, Hanover, Charlestown, Sellersburg, Floyds Knob, New Albany, Seymour, Dupont and North Vernon, Indiana. Another office is located in Carrollton, Kentucky.

Contact:	Matthew P. Forrester - President, CEO River Valley Bancorp 812-273-4949